Exhibit 99.1

BASELINE OIL & GAS CORP. ANNOUNCES 2008 CAPITAL BUDGET.

HOUSTON, February 20, 2008 – Baseline Oil & Gas Corporation (“Baseline” or the “Company”) (OTCBB: BOGA) announced today that its 2008 capital budget will total $20 million. The capital budget will primarily be used to drill new wells and perform workovers on its two Texas properties, building on the success it achieved in the fourth quarter of 2007.

Approximately $14 million will be spent in the Blessing field, including the drilling of 6 new wells and working over 6 existing wells. In this field, located in Matagorda County, Texas, the Company owns a 100% working interest in 13 Frio natural gas wells and holds approximately 2,400 acres with significant future development opportunities. Baseline currently produces approximately 5.6 mmcfpd and 270 bopd of natural gas and condensate (8/8ths) from Blessing. A comprehensive field study currently being completed has further defined development opportunities in the field. This work is assisting in the prioritization of future opportunities and the optimization of well completions.

In the Eliasville field, the Company plans to spend $4 million drilling 12 new wells and working over 10 wells during 2008. Baseline owns a 100% working interest in this field, which is located in Stephens County, north Texas, and produces approximately 700 bopd of oil and 100 mcfpd of casing head gas (8/8ths) from 84 oil wells. The eastern half of the 5200 acres is currently under waterflood, with 54 active injection wells. In addition to drilling 12 wells and completing 10 workovers this year, the Company will begin its expansion of waterflood operations to the western side of its acreage. In addition, based on the drilling success experienced during late 2007, Baseline is expanding a field-wide study of the field aimed at identifying additional opportunities. The Company is also planning a pilot ASP flood, commencing in the fourth quarter in the southern end of the existing waterflood operation. If the pilot is successful, Baseline will consider expanding the application of this enhanced recovery technique across the field in order to achieve incremental oil recovery from this mature oilfield.

In the New Albany Shale, Baseline expects to spend approximately $2 million during 2008. Activities will initially include installing a gas gathering and compression system and completing, testing and producing recently drilled wells in Greene and

Knox counties, Indiana. Baseline also expects to participate with its partners in the drilling and coring of three vertical wells and the drilling of 3 to 5 new horizontal wells. Currently, Baseline is working with its partners in planning activity for the year, with field work expected to start during the second quarter. Drilling is forecasted to be done in the third and fourth quarters, after data from the cores and existing wells are evaluated. Baseline has a non-operated, average 18% working interest in 171,000 gross acres located in the New Albany Shale resource play of southern Indiana.

Funding of capital budget

Baseline will utilize existing cash flow, coupled with $15 million of cash on hand, to fund its planned $20 million 2008 capital program. The Company also has an undrawn $20 million bank facility in place .

Thomas Kaetzer, Baseline’s CEO and President, stated, “We are very confident of our ability to execute and continue our successful development activity during 2008. We intend to implement significant drilling and workover activity on our two operated fields, and we will continue to expand our technical and operating knowledge of all three of our properties in order to build on the development success we achieved in late 2007. We expect to see a meaningful increase in production and cash flow from 2008 activities.”

In addition to the technical studies and field operations, the Company is preparing its annual report and 10K. As fourth quarter and year-end financial information and oil and gas reserves become available, it will be released.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,”

“may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline’s Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:

Baseline Oil & Gas Corp.

Patrick H. McGarey - Chief Financial Officer

(281) 591-6100

p.mcgarey@baselineoil.com

Piedmont IR, LLC

Investor Relations Contact:

Keith Fetter or Darren Bankston

678-455-3696

info@piedmontir.com